Exhibit 99.1

Enduro Royalty Trust Announces Current Wolfcamp Activity

And Reports Monthly Cash Distribution

AUSTIN, Texas—(BUSINESS WIRE)— August 19, 2014

Enduro Royalty Trust (NYSE: NDRO) (the “Trust”) today announced results from recently completed wells in the Wolfcamp play in the Midland Basin and reported its monthly cash distribution to be paid in September 2014.

Wolfcamp Production Results and Activity Update

During June and July, several Wolfcamp wells were completed and are currently producing. Of the 20 gross well proposals received from Pioneer Natural Resources to date, 13 wells are currently producing, 2 are waiting on completion, 2 are drilling, and 3 are waiting to be spud. The following table displays the 24-hour peak gross flowback rate for wells that began producing in July and early August:

Well Name	Enduro Working Interest	First Production Date	24-Hour IP Rate (BOE/D)
Rocker B 43H	6.25%	7/25/2014	1,250
Rocker B 45H	6.25%	7/26/2014	957
Rocker B 46H	6.25%	7/13/2014	1,094
Rocker B 47H	6.25%	7/20/2014	528
Rocker B 48H	6.25%	7/12/2014	1,048
Rocker B 72H	12.50%	8/5/2014	1,205
Rocker B 73H	12.50%	7/31/2014	1,121
Rocker B 74H	12.50%	7/31/2014	1,241

The following table displays the current status of the Wolfcamp wells in progress and those producing wells for which initial production rates are not yet available and Enduro’s working interest percentage:

Well Name	Current Status	County & State	Enduro Working Interest
Rocker B 44H	Producing	Reagan, TX	6.25%
Rocker B 51H	Waiting on Completion	Irion, TX	12.50%
Rocker B 52H	Waiting on Completion	Irion, TX	12.50%
Rocker B 53H	Drilling	Irion, TX	12.50%
Rocker B 54H	Drilling	Irion, TX	12.50%
Rocker B 60H	Waiting to Spud	Irion, TX	12.50%
Rocker B 61H	Waiting to Spud	Irion, TX	12.50%
Rocker B 62H	Waiting to Spud	Irion, TX	12.50%
Rocker B 71H	Producing	Irion, TX	12.50%

As noted above, there has been significant activity in the Permian Basin Wolfcamp program during June and July. During the month of July 2014, 2 Rocker B wells were spud and 9 wells were in various stages of completion. As a result, significant capital was invested during those months which impacts the current month distribution and will impact the September distribution. Enduro anticipates that cash receipts from the sale of production from these new wells will be included in distributions during the fourth quarter when Enduro anticipates increased production.

Monthly Cash Distribution

A cash distribution of $0.037803 per unit will be paid on September 15, 2014 to the Trust’s unitholders of record on August 29, 2014. The distribution primarily represents oil production during the month of May 2014 and natural gas production during April 2014.

The following table displays underlying oil and natural gas sales volumes and average prices attributable to the current and prior month distributions.

	Underlying Sales Volumes		Average Price
	Oil (Bbls)	Natural Gas (Mcf)	Oil (per Bbl)	Natural Gas (per Mcf)
Current Month	72,290	418,044	$93.01	$4.63
Prior Month	78,525	450,004	$93.95	$4.86

Oil cash receipts for the properties underlying the Trust totaled $6.7 million for the month, a decrease of $0.7 million from the prior month due to the inclusion in the prior month of multiple months of revenue for the first three Rocker B wells. The prior month included approximately $1.1 million in revenue from those wells and represented oil production from February, March and April and natural gas production from February and March.

Natural gas receipts for the properties underlying the Trust decreased $0.3 million from the prior month, totaling $1.9 million, as a result of decreased wellhead prices resulting from wider basis differentials as well as decreased sales volumes due to one less production day in April and differences in the timing of cash receipts.

Capital expenditures included in the current month distribution totaled approximately $3.4 million, which relates to capital expenditures incurred in June. Approximately $2.4 million of the capital incurred related to the Wolfcamp activity in the Midland Basin. Through June, capital incurred for projects in the Wolfcamp Rocker B program has totaled $10.9 million.

About Enduro Royalty Trust

Enduro Royalty Trust is a Delaware statutory trust formed by Enduro Resource Partners to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain of Enduro Resource Partners’ properties in the states of Texas, Louisiana and New Mexico. As described in the Trust’s filings with the Securities and Exchange Commission, the amount of the periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices and the amount and timing of capital expenditures and the Trust’s administrative expenses, among other factors. Future distributions are expected to be made on a monthly basis. For additional information on the Trust, please visit www.enduroroyaltytrust.com.

Forward-Looking Statements and Cautionary Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders. The anticipated distribution is based, in part, on the amount of cash received or expected to be received by the Trust from Enduro Resource Partners with respect to the relevant period. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Initial production rates may not be indicative of future production rates and are not indicative of the amounts of oil and gas that a well may produce. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither Enduro Resource Partners nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by Enduro Royalty Trust is subject to the risks described in the Trust’s filings with the SEC, including the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 11, 2014. The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact

Enduro Royalty Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Sarah Newell 1 (512) 236-6555